AMERICAN SHARED HOSPITAL SERVICES

REPORTS 2012 THIRD QUARTER RESULTS

San Francisco, CA -- November 7, 2012 -- AMERICAN SHARED HOSPITAL SERVICES (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the third quarter and first nine months of 2012.

Third Quarter Results

Medical services revenue for the three months ended September 30, 2012 increased 1.7% to $4,236,000. This compares to medical services revenue for the third quarter of 2011 of $4,164,000. Total revenue for the third quarter of 2011 of $9,148,000 included revenue from equipment sales of $4,984,000. Net income for the third quarter of 2012 was $9,000, or $0.00 per diluted share. This compares to net income of $220,000, or $0.05 per diluted share, for the third quarter of 2011.

In March 2011, AMS announced a contract to upgrade a Gamma Knife® to PerfexionTM specifications at Lehigh Valley Hospital in Allentown, Pennsylvania. As part of this upgrade, AMS agreed to the early termination of the existing 10-year lease on the Gamma Knife system it supplied to Lehigh in 2004, and Lehigh agreed to purchase the Perfexion system. Pre-tax income from this transaction of $844,000 was recognized in the third quarter of 2011.

The number of procedures performed on Gamma Knife Perfexion systems supplied by AMS increased 16.2% for the third quarter and 8.0% for the first nine months of 2012 compared to the same periods of 2011. The total number of procedures performed in AMS' Gamma Knife business, including Gamma Knife and Gamma Knife Perfexion, increased 5.2% for this year's third quarter and 8.9% for the first nine months compared to the same periods of 2011. The Perfexion system AMS supplied to Florence Nightingale Hospital Group in Istanbul through its EWRS Turkey subsidiary that began treating patients in May contributed to this growth. Revenue increased more slowly than procedure volume primarily due to variations in the mix of procedures by site. Revenue comparisons were also constrained by the termination late in the third quarter of 2011 of the lease on the Gamma Knife system AMS supplied to Lehigh Valley Hospital, and the expiration in the second quarter of 2012 of a customer contract at another site.

Medical services gross margin for this year's third quarter increased to 40.0%, compared to medical services gross margin of 38.8% for the third quarter of 2011.

Selling and administrative expenses for the third quarter of 2012 decreased to $960,000 compared to $1,038,000 for the third quarter of 2011. Operating income for this year's third quarter was $210,000. This compares to operating income for the third quarter of 2011 of $813,000, which included income from the Lehigh transaction mentioned above.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $2,112,000 for the third quarter and $6,239,000 for the first nine months of 2012, compared to $2,691,000 for the third quarter and $6,772,000 for the first nine months of 2011.

Balance Sheet Highlights

At September 30, 2012, cash, cash equivalents and certificates of deposit were $9,716,000 compared to $11,580,000 at December 31, 2011. Shareholders' equity September 30, 2012 was $25,221,000, or $5.48 per outstanding share. This compares to shareholders' equity at December 31, 2011 of $25,171,000, or $5.46 per outstanding share.

Nine Month Results

For the nine months ended September 30, 2012, medical services revenue increased to $12,923,000 compared to medical services revenue of $12,737,000 for the first nine months of 2011. Total revenue for the first nine months of 2011 of $17,721,000 included revenue from equipment sales of $4,984,000. Net income for the first nine months of 2012 was $33,000, or $0.01 per diluted share, compared to net income for the first nine months of 2011 of $262,000, or $0.06 per diluted share, which included income from the Lehigh transaction mentioned above.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "We grew our Gamma Knife business modestly in the third quarter, as the upgrade of many of our existing sites to Perfexion specifications and the expansion of our client base and international footprint over the past couple of years more than offset the impact of the sale of the Lehigh site and the expiration of a customer contract at another site this year, as well as the headwinds created by the slow economic recovery and its effect on the health care industry overall.

"With the steady maturation of our existing Perfexion sites, the installation of a Perfexion at a new site, Sacred Heart Health System in Pensacola, Florida, in the first quarter of 2013, the installation of our fourteenth Perfexion system at Northern Westchester Hospital (NWH) in Mt. Kisco, New York scheduled for the second quarter of 2013, and the addition of the Gamma Knife we have contracted to provide to Hospital Central FAP in Lima, Peru early next year, we believe that growth in our Gamma Knife business may accelerate. We will continue our vigorous efforts to bring advanced radiosurgery and radiation therapy devices to additional partner hospitals in this country and around the world."

Dr. Bates continued, "In a major breakthrough in our proton therapy business, just last month AMS received a firm financing commitment for the MEVION S250TM Proton Therapy System AMS will supply for the $25 million proton therapy center now under construction at MD Anderson Cancer Center Orlando. This debt financing is similar to the structure we have used for many years to finance our Gamma Knife projects, minimizing dilution for AMS shareholders. MD Anderson Orlando's new facility, the first proton center in Central Florida, is expected to begin treating patients in early 2014.

"Following the announcement in June of FDA 510(k) clearance for the MEVION S250, our receipt of a firm financing commitment for the proton device we will supply to the new center in Orlando is the next important step in AMS' long-term strategy to develop proton projects as rapidly as possible, even as we continue growing our Gamma Knife business. The MD Anderson Cancer Center Orlando center will be the model for additional proton centers we are developing. With our first proton center now under construction, we expect AMS' proton therapy business to accelerate. We are pleased to play a critical role in making this exciting cancer therapy available at an affordable price."

AMS owns approximately 1% of Mevion Medical Systems, developer of the MEVION S250, and in addition to Orlando is developing proton therapy centers in Boston and Long Beach, California which are expected to employ the Mevion device. "We believe our equity investment in Mevion will turn out to be a valuable asset for AMS and our shareholders," Dr. Bates said. AMS is also developing a two room proton therapy center in Dayton, Ohio.

Dr. Bates added that the Company is currently evaluating options to relocate its corporate headquarters and refinance certain of its equipment debt under its continuing program to reduce operating costs.

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 3370 6680#.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st CenturySM concept. AMS owns a preferred stock investment in Mevion Medical Systems, Inc., developer of the compact MEVION S250 Proton Therapy System.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Mevion Medical Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2011, the Quarterly Report on form 10-Q for the quarter ended March 31, 2012, the Quarterly Reports on Form 10-Q and 10-Q/A for the quarter ended June 30, 2012, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 7, 2012.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 477-3118
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	November 7, 2012
Third Quarter 2012 Financial Results

Selected Financial Data

(unaudited)

	Summary of Operations Data

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Medical services revenue	$4,236,000	$4,164,000	$12,923,000	$12,737,000
Equipment sales	--	4,984,000	--	4,984,000
	4,236,000	9,148,000	12,923,000	17,721,000

Costs of revenue	2,541,000	2,549,000	7,518,000	7,362,000
Costs of equipment sales	--	4,140,000	--	4,140,000
Gross margin	1,695,000	2,459,000	5,405,000	6,219,000

Selling & administrative expense	960,000	1,038,000	3,093,000	3,201,000
Interest expense	525,000	608,000	1,638,000	1,754,000

Operating income	210,000	813,000	674,000	1,264,000
Other income	10,000	4,000	25,000	88,000

Income before income taxes	220,000	817,000	699,000	1,352,000
Income tax expense	28,000	283,000	52,000	328,000

Net income	$192,000	$534,000	$647,000	$1,024,000
Less: Net income attributable
to non-controlling interest	(183,000)	(314,000)	(614,000)	(762,000)

Net income attributable to
American Shared Hospital Services	$9,000	$220,000	$33,000	$262,000

Earnings per common share:
Basic	$0.00	$0.05	$0.01	$0.06
Assuming dilution	$0.00	$0.05	$0.01	$0.06

	Balance Sheet Data
	Sept. 30,	Dec. 31,
	2012	2011

Cash and cash equivalents	$716,000	$2,580,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$16,570,000	$17,615,000
Investment in preferred stock	$2,687,000	$2,656,000
Total assets	$73,417,000	$74,535,000

Current liabilities	$10,697,000	$9,944,000
Shareholders' equity	$25,221,000	$25,171,000